Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Post Effective Amendment to Form F-1 (the “Registration Statement”) of Foremost Clean Energy Ltd. (formerly, Foremost Lithium Resources & Technology Ltd.) (the “Company”) of our auditor’s report dated June 28, 2024 with respect to the consolidated financial statements of the Company as at March 31, 2024 and for the year then ended, as included in the Annual Report on Form 20-F of the Company for the year ended March 31, 2025, as filed with the United States Securities Exchange Commission.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ MNP LLP

Chartered Professional Accountants

Vancouver, Canada

July 7, 2025